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                                                                   Exhibit 5.1

                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]


                                December 6, 1996


Interstate Hotels Company
Foster Plaza 10
680 Andersen Drive
Pittsburgh, Pennsylvania  15220


         Re:   Underwritten Offering of up to 4,600,000
               Shares of Common Stock, par value $.01 per
               share, of Interstate Hotels Company
               ------------------------------------------

Ladies and Gentlemen:

        We are acting as counsel to Interstate Hotels Company, a Pennsylvania corporation (the "Company"), in connection with the issuance and sale of up to 4,600,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company in accordance with the U.S. Purchase Agreement (the "U.S. Purchase Agreement") to be entered into among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Credit Lyonnais Securities
(USA) Inc., as Representatives of the several U.S. Underwriters (the "U.S. Underwriters") to be named in Schedule A thereto and the International Purchase Agreement (the "International Purchase Agreement") to be entered into among the Company, Merrill Lynch International, Credit Lyonnais Securities, Montgomery Securities, Morgan Stanley & Co. International Limited and Smith Barney Inc., as Representatives of the several International Underwriters (the "International Underwriters") to be named in Schedule A thereto. The U.S. Purchase Agreement and the International Purchase Agreement are hereinafter referred to collectively as the "Purchase Agreements" and the U.S. Underwriters and the International Underwriters are hereinafter referred to collectively as the "Underwriters."

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters in accordance with the Purchase Agreements against payment of the consideration therefor as provided therein and as contemplated by the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company to effect the


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Interstate Hotels Company
December 6, 1996
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registration of the Shares under the Securities Act of 1933, as amended, will be validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, we have assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,

                                        /S/ JONES, DAY, REAVIS & POGUE

                                        Jones, Day, Reavis & Pogue